                         HEALTH MANAGEMENT SYSTEMS, INC.
                              401 PARK AVENUE SOUTH
                            NEW YORK, NEW YORK 10016

                                                                  March 15, 2001

Larry Lai, Chief Executive Officer
Medi, Inc.
241 Lombard Street
Thousand Oaks, CA 91360

Re: ASSET PURCHASE AGREEMENT AMONG MEDI, INC. ("MEDI") AND QUALITY MEDI-CAL ADJUDICATION, INC., HEALTH RECEIVABLES, INC. AND HEALTH MANAGEMENT SYSTEMS, INC. ("HMS") DATED JANUARY 5, 2001 (THE "AGREEMENT")

Dear Mr. Lai:

This letter is to memorialize our agreement that, as a result of the reconciliation of the October 31, 2000 balance sheet detailed on Schedule 6.7.1 to the Asset Purchase Agreement with the balance sheet dated December 31, 2000, a copy of which is attached hereto, the aggregate amount of service credits available to HMS has been increased by a total of $196,498 (from $2,063,000, the "Initial Service Credits" to $2,259,498, the "Final Service Credits), as provided for on page 4 of the Agreement.

We have further agreed that this incremental $196,498 increase in service credits (the "Additional Service Credits") will be separately applied by Medi and HMS to offset a portion of the remaining 50% of the fees after the Initial Service Credits are applied to each invoice. The Additional Service Credits will be applied to the cash balance remaining on invoices after application of the respective Initial Service Credits in nine (9) equal monthly installments starting January 2001, to derive the "Net Cash Due" amount with respect to each such invoice. In the event that the "Net Payment Due" in any given month is less than 1/9th of $196,498 (i.e., less than $21,833.11), the difference shall be carried forward as a cash credit to be applied against the following month's invoice, in addition to that month's 1/9th.

If the foregoing correctly sets for our understanding, please sign both copies of this letter on the space provided below and return one to the undersigned in the envelope provided.


                                       Sincerely,
                                       HEALTH MANAGEMENT SYSTEMS, INC.

                                       By: /s/ Alan L. Bendes
                                       ----------------------------------------
                                       Alan L. Bendes, Chief Financial Officer

MEDI, INC.

By: /s/ Larry Lai
----------------------------------
Larry Lai, Chief Executive Officer


cc:      Akin, Gump, Strauss, Hauer & Feld, L.L.P.
         2029 Century Park East, 24th Floor
         Los Angeles, California 90067
         Attention: V. Joseph Stubbs, Esq.

         Coleman, Rhine & Goodwin LP
         750 Lexington Avenue, 26th Floor
         New York, New York 10022
         Attention:  Bruce Coleman, Esq.